Exhibit 99.1

Park City Group Reports EPS of $0.05 for Fiscal Fourth Quarter of 2022,

$0.18 Per Share for Full Year

Board of Directors Announces Quarterly Cash Dividend of $0.015 Per Share

Salt Lake City, UT – September 28, 2022 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the fourth quarter of fiscal 2022, the period ended June 30, 2022.

Full-Year Financial Highlights:

●	Recurring revenue increased 6% to $17.9 million.
●	Recurring SaaS revenue increased from 80% of total revenue to 99% of revenue.
●	Total revenue decreased to $18.0 million from $21.0 million, down 14% due to the planned elimination of essentially all non-recurring revenue.
●	Total operating expense decreased 25% to $13.6 million from $18.1 million.
●	Operating income increased 53% to $4.4 million from $2.9 million last year.
●	GAAP net income decreased 3% to $4.0 million vs. net income of $4.1 million (which included a $1.1 million gain on the forgiveness of the Company’s PPP loan last year)
●	Net income to common shareholders was $3.4 million, vs. $3.5 million, which included the $1.1 million non-operational gain last year.
●	Full year EPS of $0.18, unchanged from $0.18 last year.
●	Full-year cash from operations of $6.1 million.
●	The Company repurchased 983,275 shares at an average price of $6.24 for a total of $6.1 million during the year.
●	Cash at June 30, 2022 was $21.5 million.

Fourth Fiscal Quarter Financial Highlights:

●	Recurring revenue increased 7% to $4.6 million.
●	Total revenue of $4.6 million.
●	Total operating expense of $3.5 million vs. $3.4 million.
●	Operating income of $1.1 million vs. $1.2 million in the fourth fiscal quarter last year.
●	GAAP net income of $1.1 million vs. net income of $1.2 million.
●	Net income to common shareholders of $1 million.
●	EPS of $0.05, the same as the prior year fourth fiscal quarter.
●	The Company repurchased 192,747 shares at an average price of $4.78 per share for a total of $921,330.

Randall K. Fields, Chairman and CEO of Park City Group commented, “Park City continues to make progress in our focus on recurring revenue and our earnings per share growth - with the virtual elimination of non-recurring revenue, consistent GAAP net income, along with the repurchase and retirement of more than 192,700 shares in the quarter, meaningfully reducing our capitalization by over 8% since inception.”

“Park City maintains a fortress balance sheet, including more than $1.10 per share in cash, and has delivered consistent profitability, with over 20 consecutive GAAP profitable quarters, and continued strong cash generation. As a result, the Board of Directors has determined that the time is appropriate to return a portion of our future cash flow to shareholders, in the form of a quarterly cash dividend of $0.015 per share, to augment our stock buyback authorization and our investments for organic growth.”

“As the pandemic wanes, we are seeing demand for our SaaS solutions continues to grow, and we are preparing our company and our base of loyal customers to ultimately benefit from our traceability solution,” added Mr. Fields. “Our partnership with the National Grocers Association, a leading trade organization that covers one-third of all grocery stores and more independent owners than any other trade group, serves as a powerful validation of our capability to help retailers, wholesalers and suppliers navigate the profound challenges associated with the Food Safety Modernization Act’s Section 204, scheduled to be published in November 2022. Rule 204 will be the single largest change to the food supply chain collaboration in history. Park City Group is the proven partner, well-positioned to help the industry navigate these changes.”

Fourth Quarter Financial Results (three months ended June 30, 2022, vs. three months ended June 30, 2021):

Total revenue was $4.6 million as compared to $4.6 million due to eliminating MarketPlace non-recurring revenue and sunsetting recurring revenue for products and services in order to focus on traceability. Total operating expense of $3.5 million due to lower corresponding MarketPlace revenue and lower overall SG&A expense. GAAP net income was $1.1 million compared to $1.2 million. Net income to common shareholders $1 million, or $0.05 per diluted share, compared to $1 million, or $0.05 per diluted share.

Full-Year Financial Results (12 months ended June 30, 2022, vs. 12 months ended June 30, 2021):

Total revenue decreased 14% to $18.0 million as compared to $21.0 million due to the over $4 million planned elimination of all non-recurring revenue. Total operating expense decreased 25% to $13.6 million due to elimination of MarketPlace costs and lower overall SG&A. GAAP net income was $4.0 million versus $4.1 million. The prior-year period included a $1.1 million gain related to the forgiveness of the Company’s PPP loan. Absent the one-time gain, net income increased 33%. Net income to common shareholders was $3.4 million, or $0.18 per diluted share, compared to $3.5 million (inclusive of the $1.1 million non-recurring gain), or $0.18 per diluted share.

Share Repurchases:

In the fourth quarter, the Company repurchased 192,747 shares at an average price of $4.78 for a total of $0.92 million. During the fiscal year, Park City repurchased $6.2 million in stock and to date, the Company has repurchased a total of $10.2 million worth of stock, retiring an aggregate of 1.71 million shares. The Company has approximately $10.2 million remaining on the $21 million total buyback authorization since inception.

Balance Sheet:

The Company had $21.5 million in cash and cash equivalents at June 30, 2022, compared to $24.1 million at June 30, 2021. The Company had $2.6 million drawn on its working line of credit as of June 30, 2022. Funds were utilized to buy back additional shares of stock.

Dividend:

Park City’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year), payable to shareholders of record on October 17 and to be paid on or about November 15. Based on the closing price on September 27, 2022, this represented an annual dividend yield of approximately 1.06%. Subsequent quarterly dividends will be paid within 45 days of the shareholders of record date of December 31, March 31, June 30 and September 30.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Wednesday, September 28, 2022

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13732847

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Wednesday September 28, 2022, 7:15 p.m. ET

Replay Expiry: Friday, October 28, 2022, 11:59 p.m. ET

Replay Pin Number: 13732847

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2022 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Balance Sheets

	June 30, 2022	June 30, 2021
Assets
Current Assets
Cash	$21,460,948	$24,070,322
Receivables, net of allowance for doubtful accounts of $206,093 and $234,693 at June 30, 2022 and 2021, respectively	3,165,200	3,891,699
Contract asset – unbilled current portion	649,433	1,248,936
Prepaid expense and other current assets	1,307,128	490,817
Total Current Assets	26,582,709	29,701,774

Property and equipment, net	764,517	2,589,194

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	82,934	47,987
Contract asset – unbilled long-term portion	108,052	408,925
Operating lease – right-of-use asset	368,512	695,371
Customer relationships	394,200	525,600
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	114,488	171,732
Total Other Assets	21,974,486	22,755,915

Total Assets	$49,321,712	$55,046,883

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$690,638	$467,194
Accrued liabilities	1,206,284	988,092
Contract liability - deferred revenue	1,555,143	1,755,341
Lines of credit	2,590,907	6,000,000
Operating lease liability - current	53,862	90,156
Total current liabilities	6,096,834	9,300,783

Long-term liabilities
Operating lease liability – less current portion	321,818	605,214
Total liabilities	6,418,652	9,905,997

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at June 30, 2022 and 2021;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at June 30, 2022 and 2021, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,460,538 and 19,351,935 issued and outstanding at June 30, 2022 and 2021, respectively	184,608	193,522
Additional paid-in capital	68,653,361	74,298,924
Accumulated deficit	(25,943,287)	(29,359,938)
Total stockholders’ equity	42,903,060	45,140,886
Total liabilities and stockholders’ equity	$49,321,712	$55,046,883

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended June 30,
	2022	2021

Revenue	$18,046,941	$21,007,076

Operating expense:
Cost of revenue and product support	3,186,712	6,884,647
Sales and marketing	4,853,926	4,995,578
General and administrative	4,716,131	5,214,936
Depreciation and amortization	875,551	1,019,515
Total operating expense	13,632,320	18,114,676

Income from operations	4,414,621	2,892,400

Other income (expense):
Interest income	199,124	237,269
Interest expense	(44,307)	(106,680)
Realized loss on short term investments	(347,645)	-
Unrealized gain on short term investments	-	61,953
Other gain (loss)	(88,730)	1,109,350
Income before income taxes	4,133,063	4,194,292

(Provision) for income taxes	(129,968)	(76,897)
Net income	4,003,095	4,117,395

Dividends on Preferred Stock	(586,444)	(586,444)

Net income applicable to common shareholders	$3,416,651	$3,530,951

Weighted average shares, basic	19,087,000	19,502,000
Weighted average shares, diluted	19,380,000	19,754,000
Basic earnings per share	$0.18	$0.18
Diluted earnings per share	$0.18	$0.18

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$4,003,095	$4,117,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	875,551	1,019,515
Amortization of operating right of use asset	326,858	85,766
Stock compensation expense	422,101	336,695
Bad debt expense	621,667	1,056,205
Gain on disposal of assets	(24,737)	-
Gain on debt extinguishment	-	(1,109,350)
Loss on sale of property and equipment	107,820	-
(Increase) decrease in:
Trade receivables	412,502	(199,437)
Long-term receivables, prepaids and other assets	(527,126)	465,978
(Decrease) (increase) in:
Accounts payable	223,444	59,697
Operating lease liability	(319,690)	(85,766)
Accrued liabilities	180,330	(254,601)
Deferred revenue	(200,198)	(90,282)
Net cash provided by operating activities	6,101,617	5,401,815

Cash flows from investing activities:
Sale of property and equipment	1,374,085	-
Purchase of property and equipment	(50,823)	(147,140)
Capitalization of software development costs	-	(171,733)
Net cash used in investing activities	1,323,262	(318,873)

Cash flows from financing activities:
Net (decrease) increase in lines of credit	(3,409,093)	1,340,000
Common stock buy-back/retirement	(6,147,893)	(1,308,238)
Proceeds from employee stock plan	109,177	117,487
Dividends paid	(586,444)	(586,444)
Payments on notes payable and capital leases	-	(920,755)
Net cash used in financing activities	(10,034,253)	(1,357,950)

Net (decrease) increase in cash and cash equivalents	(2,609,374)	3,724,992

Cash and cash equivalents at beginning of period	24,070,322	20,345,330
Cash and cash equivalents at end of period	$21,460,948	$24,070,322

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$185,068	$167,185
Cash paid for interest	$45,777	$103,411
Cash paid for operating leases	$105,084	$122,400

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$384,239	$217,253
Dividends accrued on Preferred Stock	$586,444	$586,444